LICENSE AGREEMENT

THIS AGREEMENT, is effective as of July 28, 2006 (the "Effective Date"), between **NEVAGEN LLC**, a Nevada corporation ("NEVAGEN"), and **ADAMIS PHARMACEUTICALS CORPORATION**, a Delaware corporation ("ADAMIS").

WITNESSETH:

WHEREAS, NEVAGEN is the exclusive worldwide owner of the NEVAGEN Intellectual Property (as defined below); and

WHEREAS, NEVAGEN now wishes to grant to ADAMIS, and ADAMIS wishes to receive from NEVAGEN, on the terms and conditions of this Agreement an exclusive worldwide license to practice under the Nevagen Intellectual Property to research, develop, manufacture and sell or offer to sell Products (as defined below) in the Field (as defined below);

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. In this Agreement and in the Schedules to this Agreement, the following words and phrases will have the following meanings unless the context requires otherwise:

1.1.1. **"BLA"** – A biologics license application filed with the FDA to obtain Regulatory Approval for a Product.

1.1.2. **"Confidential Information"** – All Know-how and any other information, including, without limitation, proprietary information and materials (whether or not patentable), including, without limitation, biological materials, regarding a Disclosing

Party's technology, products, business information or objectives, and all embodiments of such information, whether tangible or intangible, and all compilations thereof, which is designated as confidential in writing by the Disclosing Party, or if disclosed orally, confirmed as confidential in writing within thirty (30) days thereafter.

1.1.3. **"Directive"** – Any present or future law, regulation, directive, requirement, instruction, direction or rule of the FDA, including any amendment, extension or replacement thereof which is from time to time in force.

1.1.4. **"Disclosing Party"** – A party that discloses Confidential Information to the other party.

1.1.5. **"FDA"** – The Food and Drug Administration of the United States of America or any successor body thereto.

1.1.6. **"Field"** – The treatment and prevention of viral infectious diseases in humans.

1.1.7. **"Know-how"** – Unpatented technical and other information, whether or not in the public domain, including information comprising or relating to concepts, discoveries, data, formulae, ideas, inventions, models, assays, research plans, design and construction of plasmids, procedures for experiments and tests and results of experimentation and testing including results of research or development together with processes including manufacturing processes, specifications, techniques, laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities including documents containing any of the foregoing information, FDA Fast Track designation and U.S. Orphan Drug Status.

1.1.8. **"NDA"** – A new drug application filed with the FDA to obtain Regulatory Approval for a Product.

1.1.9. **"Net Sales"** – The amount received by ADAMIS for sales of Products, less the following items to the extent they are paid or allowed and included in the invoice price, whether or not such costs are invoiced separately to the applicable customer:

(a) Amounts refunded or credited to customers for Products that were rejected, spoiled, damaged, outdated or returned, and additional adjustments to invoices such as rebates, chargebacks, retroactive price adjustments, billing errors and any other allowances (including, without limitation, government-mandated and managed health care-negotiated administrative fees or rebates);

(b) Governmental charges incurred in connection with the sale, exportation or importation of Products, including import and export duties; and

(c) Distribution costs, including freight, postage, shipping and insurance charges.

For clarification, "Net Sales" does include sales of Products by ADAMIS to sublicensees, but does not include any amounts received by ADAMIS from a sublicensee which are Incremental Payments (as defined in Sections 3.2 and 3.3 below).

1.1.10. **"NEVAGEN Intellectual Property"** – the NEVAGEN Patent Rights and NEVAGEN Know-how.

1.1.11. **"NEVAGEN Know-how"** – All Know-how (other than the ADAMIS Know-how), which at the date of this Agreement (a) is owned or controlled by, or is in the possession of, NEVAGEN, or to which NEVAGEN has acquired rights by license or otherwise, and (b) relates to or is useful in engineering, manufacturing, testing or use of

products, materials, constituents or methods encompassed by a claim under the NEVAGEN Patent Rights.

1.1.12. **"NEVAGEN Patent Rights"** – The Patent Rights arising from the following patents and patent applications:

(a) U.S. Patent No. 5,658,762, entitled "DNA molecules, expression vectors, and host cells expressing antigenized antibodies" issued April 19, 1997;

(b) U.S. Patent Application No. 09/300,959, entitled "STI and related methods," Pending;

(c) European Patent Application No. PCT/US00/11372 European 009301284.7 WO 00/64488, entitled "STI and related methods" and all national phases thereof, including, without limitation, the following national phases: Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, the Netherlands, Spain, Sweden, Switzerland and the United Kingdom, Pending;

(d) Canada Patent Application No. 2,369, 616, entitled "STI and related methods," Pending;

(e) Japan Patent Application No. 2000-613478, entitled "STI and related methods," Pending;

(f) Patent Application PCT/US00/11372 WO 00/64488, entitled "STI and related methods," Pending in the U.S.

1.1.13. **"Patent Rights"** – Patent applications and patents, including without limitation, improvement patents, renewals, continuations, provisional applications, continuations-in-part, patents of addition, extensions, reissues, reexamination certificates, substitutions,

confirmations, registrations, revalidation or additions of or to them, as well as any supplementary protection certificate in respect of them.

1.1.14. **"Product"** – Any product or process the manufacture, sale or performance of which, but for the existence of this Agreement, would infringe upon the NEVAGEN Patent Rights.

1.1.15. **"Recipient Party"** – A party that receives Confidential Information from the other party.

1.1.16. **"Regulatory Approval"** – The authorization by the FDA or equivalent regulatory body in any other jurisdiction, without conditions that materially diminish the value of such authorization, that permits the marketing and sale of a Product to the public in the Territory for the indications for which regulatory approval is being sought.

1.1.17 "**Service Offering**" – It is anticipated that the Nevagen Intellectual Property will be used primarily to develop prophylactic vaccines against viral infections. For example in delivering Autologous Immunization against Influenza, Adamis expects to utilize the following summary procedure:

(a) withdrawal of 50-150 ml of patient's blood into a closed system, and testing of the blood

(b) separation of the leucocytes from the red blood cells

(c) transfection of the leucocytes with DNA plasmid for the target virus

(d) an incubation period to allow the leucocytes to absorb the DNA

(e) infusion of the transfected leucocytes back into the donor patient

(f) follow-up testing to verify that the desired immunity has been established

For purposes of this agreement, the "Service Offering" is a term that includes all of the steps necessary to induce immunity in a patient, as illustrated above.

1.1.18. **"Territory"** – The territory licensed in this Agreement is worldwide.

1.2. Usage. In this Agreement:

1.2.1. Unless the context otherwise requires, all references to a particular Section or paragraph will be a reference to that Section or paragraph in this Agreement;

1.2.2. Unless the contrary intention appears, words importing the masculine gender will include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.3. Unless the contrary intention appears, words denoting persons will include any individual, partnership, company, corporation, limited liability company, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality.

2. INTELLECTUAL PROPERTY - LICENSES

2.1. License Grant.

2.1.1. Research and Development. NEVAGEN hereby grants to ADAMIS, and ADAMIS hereby accepts, a non-exclusive royalty-free license under the NEVAGEN Intellectual Property to research and develop Products in the Field.

2.1.2. Commercialization. NEVAGEN hereby grants to ADAMIS, and ADAMIS hereby accepts, an exclusive royalty-bearing license within the Territory under the NEVAGEN Intellectual Property to manufacture, have manufactured, market, package, warehouse, use, sell, offer to sell, have sold, distribute, import into the Territory, export and otherwise dispose of Products in the Field. The license granted herein includes the right to

sue, obtain damages and obtain equitable relief for any past, present or future infringement of the NEVAGEN Patent Rights and any past, present or future misappropriation of the NEVAGEN Intellectual Property.

2.1.3. Disclosure. NEVAGEN will make available to ADAMIS all NEVAGEN Know-How existing as of the Effective Date prior to or promptly following the Effective Date and will make available to ADAMIS all NEVAGEN Know-How arising after the Effective Date as promptly as possible.

2.2. No Implied License. ADAMIS understands and agrees that there are no implied licenses under this Agreement other than the explicit License Grant set forth in Section 2.1. Except as expressly granted to ADAMIS, all rights to use and practice and under the NEVAGEN Patent Rights remain with or under the control of NEVAGEN.

2.3. Sublicensees, Distributors and Subdistributors.

2.3.1. ADAMIS will have the right to sublicense (which sublicense may permit the grant of further sublicenses) with the written consent of NEVAGEN (which consent will not be unreasonably withheld, delayed or conditioned, and specifically shall not be withheld provided that the proposed sublicensee has at least five (5) years experience in the industry and has the capacity necessary to perform its obligations under such sublicense) any and all of the rights granted to it under Section 2.1. Any sublicense agreement shall be on terms no less protective of the NEVAGEN Intellectual Property and other NEVAGEN rights as those set forth in this Agreement. ADAMIS shall remain responsible for all obligations under this Agreement that have been so sublicensed.

2.3.2. ADAMIS will have the right to appoint distributors and subdistributors with the written notification of NEVAGEN with respect to any and all of the rights granted to it.

ADAMIS shall remain responsible to NEVAGEN for all obligations under this Agreement that have been subcontracted to any such distributor or subdistributor.

2.3.3. Any distributor or subdistributor agreement shall be on terms no less protective of the NEVAGEN Intellectual Property and other NEVAGEN rights as those set forth in this Agreement.

2.4. Exclusivity. The grants of exclusive license in Section 2.1.2 are exclusive to ADAMIS and to the exclusion of NEVAGEN and all others. NEVAGEN will not grant licenses or rights to other parties with respect to the exclusive rights granted to ADAMIS under Section 2.1.2, and NEVAGEN will not itself exploit such rights.

2.5. Ownership of Inventions and Discoveries. All inventions and discoveries conceived of or reduced to practice by ADAMIS, including, without limitation, improvements to the NEVAGEN Intellectual Property, will be owned solely by ADAMIS. All inventions and discoveries conceived or reduced to practice jointly by ADAMIS, on the one hand, and NEVAGEN and/or its respective employees, agents and consultants, on the other hand, including, without limitation, improvements to the NEVAGEN Intellectual Property, will be owned by ADAMIS, and NEVAGEN hereby assigns to ADAMIS any rights it may have in any such inventions or discoveries. The parties acknowledge that any disagreement between the parties regarding inventorship of any such inventions and discoveries must be resolved before the preceding sentence would apply. All inventions and discoveries owned by ADAMIS and described in this Section 2.5, which inventions and discoveries constitute improvements (i.e. enhancements or modifications) to the NEVAGEN Intellectual Property are referred to as "**IP Improvements**".

2.6 License Fee.

2.6.1 ADAMIS will pay NEVAGEN an initial license fee of US$55,000 upon execution of this Agreement;

2.6.2 Dr. Zanetti will be permitted to purchase one million (1,000,000) shares of ADAMIS common stock at a price of $0.001 per share pursuant to a separate stock purchase agreement between Dr. Zanetti and ADAMIS, which will contain rights and restrictions comparable to shares issued to other Founders as permitted under Federal and state securities laws and shall be specified in the Subscription Agreement.

2.6.3 Each party will pay its own legal costs in negotiating and reviewing this Agreement.

2.7 **NEVAGEN License.**

2.7.1 ADAMIS hereby grants to NEVAGEN a royalty-free, non-exclusive license to practice any IP Improvements for research in any field or use in the commercialization of NEVAGEN Patent Rights solely outside the Field. NEVAGEN agrees that it shall not practice the IP Improvements in the Field except for non-commercial research purposes only.

2.7.2 NEVAGEN will have the right to sublicense (which sublicense may permit the grant of further sublicenses) its rights to the IP Improvements together with a grant of rights to the NEVAGEN Intellectual Property outside the Field with the written notification to ADAMIS. Any sublicense agreement shall be on terms no less protective of the IP Improvements and other ADAMIS rights as those set forth in this Agreement. NEVAGEN shall remain responsible for all obligations under this Agreement that have been so sublicensed.

2.7.3 In the event that NEVAGEN licenses or sells the NEVAGEN Intellectual Property to a third party which requires the use of IP Improvements, which IP Improvements are covered by Patent Rights, NEVAGEN will pay to ADAMIS a portion of the total payments received by Nevagen from the third party to the extent such payments relate to the IP Improvements. The portion of the total payments payable to ADAMIS will be determined by mutual written agreement of the parties or, if the parties cannot reach agreement on such matter, an independent appraiser that is mutually acceptable to the both parties and skilled in such matters. The appraiser shall be instructed to consider the terms of this Agreement as part of the appraisal process.

2.8 ADAMIS Right of First Offer.

2.8.1 NEVAGEN hereby grants to ADAMIS a right of first offer (the "ROFO") to license related technology (the "Additional Intellectual Property"), for example, without limitation:

(a) the method of antigenizing cells contained in issued U.S. Patent No. 5,658,762 (April 19, 1997) titled "DNA molecules, expression vectors and host cells expressing antigenized antibodies"); and/or

(b) and/or additional fields of use in which ADAMIS might practice under the current and future NEVAGEN Patent Rights (for example, human cancer vaccination.).

2.8.2 ADAMIS shall have the right to exercise the ROFO when the following conditions have been met:

(a) NEVAGEN determines that (i) additional or new intellectual property has potential applications in the Field, or (ii) there are potential applications in an additional field of use; and

(b) NEVAGEN has the full authority and power to issue a license.

2.8.3 NEVAGEN shall provide written notice to ADAMIS that the conditions set forth in Section 2.8.2 have been met with respect to a specific Additional Intellectual Property ("ROFO Notice"). In order to exercise the ROFO, ADAMIS shall notify NEVAGEN in writing ("Exercise Notice") that it wishes to exercise the ROFO within thirty (30) days of receipt by ADAMIS of the ROFO Notice from Nevagen. Within fifteen (15) days of receipt of the Exercise Notice, NEVAGEN shall open negotiations to license the Additional Intellectual Property upon terms and conditions to be negotiated in good faith. If the parties are unable to agree upon such terms and conditions within sixty (60) days of receipt of the Exercise Notice, NEVAGEN shall have the right to offer the license to such additional fields to third parties on terms no more favorable (to such third party) than the terms presented to ADAMIS.

3. ROYALTIES AND INCREMENTAL PAYMENTS

3.1. Royalty Payments.

3.1.1. ADAMIS will pay NEVAGEN a royalty of 2% of Net Sales received by ADAMIS on Products based on the NEVAGEN Patent Rights in the Territory. The portion of revenue generated by the Service Offering not directly attributable to Products based on the NEVAGEN Patent Rights in the Territory will not be subject to royalty. In the event that ADAMIS commercializes the NEVAGEN Intellectual Property through an arrangement with a third party in which revenue from the Service Offering is shared, the portion of

revenue generated by the Service Offering not directly attributable to Products based on the NEVAGEN Patent Rights will not be subject to royalty; provided, however, that in no event shall the Net Sales derived from such Service Offering that is directly attributable to Products based on the NEVAGEN Patent Rights and subject to royalty be less than the amount of Net Sales that would be derived from sale of a Product individually.

3.1.2. If additional technologies are required to be licensed from a third party to produce a functional Product or Service Offering, as determined by ADAMIS or its sublicensee, the royalty payable to NEVAGEN pursuant to Section 3.1.1 will be reduced by the amount of the royalty paid to such third party, but in no event will the royalty payable to NEVAGEN pursuant to Section 3.1.1 be reduced by more than one-half as a result of this Section 3.1.2.

3.2. Incremental Influenza Sublicensing Payments. In the event that ADAMIS grants a sublicense of the NEVAGEN Patent Rights to a third party in the Territory ("Sublicense") for use in Influenza, in addition to royalties due and payable based on Net Sales under Section 3.1 above, NEVAGEN will be paid incremental payments of ten percent (10%) of all License Fees, Royalties, and Milestone Payments, however denominated (e.g. cash, stock or warrants), paid to ADAMIS by such third party in consideration of such Sublicense ("Incremental Influenza Sublicensing Payments"), at the time the payments are actually received by ADAMIS.

3.3. Incremental Non-Influenza Sublicensing Payments. In the event of a Sublicense for any indication other than Influenza, NEVAGEN will be paid a portion of all License Fees, Royalties, and Milestone Payments, however denominated (e.g. cash, stock or warrants) , paid to ADAMIS by such third party in consideration of such Sublicense

("Incremental Non-Influenza Sublicensing Payments"), at the time the payments are actually received by ADAMIS as follows:

Year Sublicense Granted	Percent of Incremental Non-Influenza Sublicensing Payments
1	25%
2	20%
3	15%
4 and beyond	10%

Incremental Non-Influenza Sublicensing Payments are specifically excluded from the Royalty and Incremental Payment Cap.

3.4. Clarification of Sections 3.2 and 3.3. For purposes of clarification of Sections 3.2. and 3.3 above:

3.4.1 "License Fees" shall mean initial payments or ongoing payments received by ADAMIS from sublicensing the NEVAGEN Patent Rights obtained through this license.

3.4.2. "Royalties" shall mean royalty payments received by ADAMIS from sublicensing the NEVAGEN Patent Rights obtained through this license.

3.4.3. "Milestone Payments" are monies received by ADAMIS from a third party under a Sublicense for accomplishment of specific objectives in the clinical development of Products based on the NEVAGEN Patent Rights. If ADAMIS receives such monies for accomplishment of any of the events set forth in Section 4 below, the Milestone Payment for purposes of Section 3.2 or 3.3, as applicable, shall be equal to the monies received by ADAMIS from such third party for accomplishment of such event less the amount of the payment made to NEVAGEN under Section 4 upon accomplishment of such event.

3.4.4. If more than one technology is covered by the Sublicense, then the portion of the incremental payment (whether License Fee, Royalty, or Milestone Payment) attributable to the NEVAGEN Patent Rights obtained through this license, based on the respective

commercial value of the NEVAGEN Patent Rights and the other technology or technologies (as determined by the formula A/B, where A is the price of the Product alone, and B is the price of the combination product or service incorporating the Product and other technology), shall be subject to the percentage payment to NEVAGEN under Section 3.2 or 3.3, as applicable.

3.4.5. Research Support Payments or other funds received by ADAMIS for the purpose of supporting research or development of products as governed or directed by a sublicensee or partner or for provision of other goods and services at cost plus a reasonable margin are not subject to any payment to NEVAGEN.

3.4.6. In the event that ADAMIS commercializes the NEVAGEN Intellectual Property through an arrangement with a third party in which revenue from the Service Offering is shared, any amounts received by ADAMIS for sales of Products based on the NEVAGEN Patent Rights to such third party for use in such Service Offering will be included in Net Sales subject to the royalty in Section 3.1 and will not be included in Incremental Influenza Sublicensing Payments or Incremental Non-Influenza Sublicensing Payments, as applicable.

3.5. Royalty and Incremental Payment Cap. Notwithstanding anything to the contrary in this Agreement, royalties under Section 3.1 and Incremental Influenza Sublicense Payments shall continue to be made to NEVAGEN until reaching a cumulative total of Ten Million Dollars ($10,000,000) (the "Royalty and Incremental Payment Cap"), after which no further royalties or Incremental Influenza Sublicense Payments shall be made to NEVAGEN.

3.6. Reporting and Payment Procedures. ADAMIS will pay to NEVAGEN the amounts due under this Section 3 quarterly within ninety (90) days of the end of the subject

quarter (e.g. before June 30 for the payment covering the period January 1 through March 31; before September 30 for the payment covering the period April 1 through June 30; before December 31 for the payment covering the period July 1 through September 30; and before March 31 of the subsequent year for the payment covering the period October 1 through December 31). ADAMIS will submit to NEVAGEN, together with each payment, a written statement describing the calculation of amounts due based on (a) Net Sales of the Products pursuant to Sections 3.1, and (b) the Incremental Payments pursuant to Sections 3.2 and 3.3.

3.7. Records and Audit Procedures.

3.7.1. Records. ADAMIS will keep accurate books and records setting forth the Net Sales, and the License Fees, Royalties and Milestone Payments received, and the amounts payable to NEVAGEN pursuant to this Section 3, and all information necessary for the calculation of such amounts.

3.7.2. Audit Procedures. ADAMIS will retain an independent certified public accountant to audit its financial records annually. Upon written request by NEVAGEN, NEVAGEN's certified public accountant (chosen in its sole discretion) shall have access to all relevant ADAMIS' books, records, and audit reports during the normal office hours of ADAMIS (but not more frequently than once a year and only for such year and for the three (3) previous years), solely for the purpose of auditing the records pertaining to payment of royalties, Incremental Influenza Sublicensing Payments and Incremental Non-Influenza Sublicensing Payments. NEVAGEN will use the auditing results only for the purpose of verifying the accuracy of the statement and will not use the same for any other purposes and

will not disclose any information except to confirm the accuracy of the information being audited and any errors therein.

3.7.3. Underpayment of Royalties and Incremental Payments. If the audit reflects an underpayment to NEVAGEN, the independent certified public accountant will report the amount of the underpayment to NEVAGEN and ADAMIS, and, if requested by ADAMIS, the independent certified public accountant will provide ADAMIS with a detailed explanation of the calculation of the amount of such underpayment. ADAMIS will promptly remit the amount of such underpayment to NEVAGEN, together with interest calculated in the manner provided in Section 3.7.4. If the amount of such underpayment is greater than 5% of the amount that was due, ADAMIS will pay the costs incurred by such independent certified public accountant for the audit. In all other cases, NEVAGEN will pay the costs incurred by such independent certified public accountant for the audit.

3.7.4. Interest Calculation. Interest on the aggregate amount of any underpayment that is determined by the independent certified public accountant pursuant to Section 3.7.3 will accrue at a rate per annum equal to the prime rate in effect on the date of the independent certified public accountant's report to NEVAGEN and ADAMIS of the amount of the underpayment, as reported by The Wall Street Journal, for the period from the due date of such royalty underpayment through the date of payment of such underpayment.

3.7.5. Place of Payment; Exchange Rates. All payments due and payable under this Agreement by one party to the other party shall be payable in United States dollars. With respect to each calendar quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in *The Wall Street Journal* for the last business day

applicable to such calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

3.7.6. Withholding of Taxes. The party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within sixty (60) days following such payment.

4. MILESTONE PAYMENTS TO NEVAGEN.

ADAMIS will pay to NEVAGEN non-refundable amounts for the first Product developed by ADAMIS, and/or its sublicensee, that achieves the following milestones:

4.1. US$50,000 within thirty (30) days of the commencement of a Phase I/II clinical trial;

4.2. US$50,000 within thirty (30) days of the commencement of a separate Phase II Trial for a Product, if required by the FDA;

4.3. US$300,000 within thirty (30) days of the commencement of a Phase III Trial;

4.4. US$500,000 within thirty (30) days of submission of an NDA or a BLA to the FDA.

4.5 Milestone payments will not be made for second and subsequent Products, and each milestone payment shall be paid only once.

5. PRODUCT DEVELOPMENT AND COMMERCIALIZATION

5.1. Product Development and Commercialization Obligations. ADAMIS will use its commercially reasonable efforts to develop and, after Regulatory Approval has been obtained, commercialize at least one Product for use in the Field, either itself or through its affiliates, sublicensees or distributors.

5.1.1 Notwithstanding anything to the contrary in this Agreement, ADAMIS will not be required to commercialize a Product if ADAMIS, in its reasonable discretion, believes ADAMIS would be unable to achieve a reasonable profit.

5.1.2. ADAMIS shall expend a minimum of $1 million in directly-related research, development, or application fees with respect to the Products in each eighteen (18) month period following execution of this Agreement, until the product is approved by the FDA or commercialization efforts are abandoned.

5.1.3. ADAMIS will keep NEVAGEN informed as to ADAMIS' progress with respect to the development and commercialization of Products. ADAMIS will deliver to NEVAGEN an annual written progress report and such other progress reports as NEVAGEN may reasonably request.

5.2. IND Filing. ADAMIS (itself or through its sublicensee) will use reasonable efforts to file an investigational new drug application ("IND") with respect to at least one (1) Product with the FDA or comparable regulatory agency in any jurisdiction within the Territory other than the United States ("Regulatory Agency") within eighteen (18) months from the date of this Agreement ("Initial Filing Period").

5.2.1. If, for any reason, ADAMIS (itself or through its sublicensee) has not filed an IND with respect to at least one (1) Product with the applicable Regulatory Agency within eighteen (18) months from the date of this Agreement, but ADAMIS can show to

NEVAGEN's reasonable satisfaction that it anticipates it will be able to make the filing in the next six (6) months, ADAMIS will be entitled to an additional six (6) month period ("First Cure Period") to cure its failure to file the IND within the prescribed period.

5.2.2. If, for any reason, ADAMIS (itself or through its sublicensee) has not filed an IND with respect to at least one (1) Product with the applicable Regulatory Agency by the expiration of the First Cure Period, then upon payment by ADAMIS to NEVAGEN of US$100,000, ADAMIS will be entitled to a second additional six (6) month period ("Second Cure Period") to cure its failure to file the IND within the First Cure Period.

5.2.3. If, for any reason, ADAMIS (itself or through its sublicensee) has not filed an IND with respect to at least one (1) Product with the applicable Regulatory Agency by the expiration of the Initial Filing Period or, if permitted, by the expiration of the First Cure Period and either (a) fails to file an IND with respect to at least one (1) Product with the applicable Regulatory Agency by the expiration of the Second Cure Period, or (b) does not choose to purchase the right to continue through the Second Cure Period, or (c) does not meet the minimum development expenditure required under Section 5.1.2, then NEVAGEN will be entitled to terminate this Agreement in accordance with the provisions of Section 11.

5.2.4. All disputes arising under this Section will be subject to arbitration according to Article 14, and NEVAGEN may not terminate this Agreement pursuant to this provision unless and until the arbitration is resolved in a manner that permits NEVAGEN to do so.

6. <u>INTELLECTUAL PROPERTY - PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE.</u>

6.1. Obligation to Inform.

6.1.1. Prior to executing this Agreement, NEVAGEN will inform ADAMIS in writing of all material matters concerning the prosecution, maintenance, enforcement and defense of the NEVAGEN Intellectual Property in the Territory.

6.1.2. Each party will notify the other within ten (10) days after becoming aware of any alleged infringement of the NEVAGEN Patent Rights or other alleged misappropriation of the NEVAGEN Intellectual Property, and will furnish the other party with all of the available evidence of such alleged infringement or misappropriation.

6.2. Prosecution and Maintenance of NEVAGEN Intellectual Property. NEVAGEN will have the primary responsibility and sole discretion (subject to Section 6.2.1) for the prosecution and maintenance of the NEVAGEN Intellectual Property in the Territory.

6.2.1 NEVAGEN will keep ADAMIS closely informed regarding all plans and actions regarding the NEVAGEN Intellectual Property and will give ADAMIS the opportunity to comment on the prosecution and maintenance of the NEVAGEN Intellectual Property and shall consider such comments in good faith and will use commercially reasonable efforts to take such comments into account.

6.2.2 ADAMIS will provide all reasonable assistance requested by NEVAGEN to prosecute and maintain the NEVAGEN Intellectual Property in the Territory.

6.2.3. ADAMIS will reimburse NEVAGEN for NEVAGEN's reasonable documented out-of-pocket costs arising from NEVAGEN's prosecution and maintenance of NEVAGEN Intellectual Property (including those costs incurred on or after January 1, 2006 but prior to execution of this Agreement) in accordance with this Section 6.2 promptly after receipt of an invoice from NEVAGEN setting forth such out-of-pocket costs in reasonable detail.

6.2.4, If for whatever reason, NEVAGEN is unable or unwilling to prosecute or maintain any NEVAGEN Intellectual Property, ADAMIS has the right to assume responsibility for such prosecution and maintenance, subject to NEVAGEN informing ADAMIS in writing of such inability or unwillingness. Within thirty (30) days ADAMIS will notify NEVAGEN of his willingness to assume responsibility for prosecution and maintenance in writing and thereafter assume responsibility for such prosecution and maintenance and shall no longer be obligated to reimburse NEVAGEN for its out-of-pocket expenses in connection therewith.

6.3. Enforcement and Defense of NEVAGEN Intellectual Property.

6.3.1. ADAMIS will have the right, but not the obligation, to take any steps ADAMIS in its sole discretion may deem necessary or desirable, including, without limitation, the institution, prosecution, and/or defense of an action or proceeding, to defend or enforce the NEVAGEN Intellectual Property in the Field against third parties. If ADAMIS elects to proceed with such defense or enforcement, ADAMIS will control such action or proceeding and will have the right to settle such action or proceeding, through counsel of ADAMIS' own choice and initially at ADAMIS' own expense. If ADAMIS requests that NEVAGEN do so, NEVAGEN agrees to be joined as a party plaintiff in or to furnish a power of attorney in connection with any such action or proceeding and to cooperate with ADAMIS without compensation, except for reasonable out-of-pocket costs, including, without limitation, reasonable fees of NEVAGEN outside counsel, for which ADAMIS will reimburse NEVAGEN promptly upon receipt of an invoice from NEVAGEN setting forth such out-of-pocket costs in reasonable detail.

6.3.2. If ADAMIS obtains any award from such third party in any action or proceeding described in Section 6.3.1., the amount of any recovery will be:

(a) applied to reimburse ADAMIS for its costs, including disbursements and attorneys' fees;

(b) applied to reimburse NEVAGEN for its costs, including disbursement and attorneys' fees, to the extent not previously paid by ADAMIS;

(c) any amounts remaining after such reimbursement of the parties' costs, shall be retained by ADAMIS; *provided, however*, that any portion of the damage award that represents lost sales shall be treated as Net Sales for purposes of calculating ADAMIS' royalty payment obligation under Section 3.1; provided, further, that if the parties disagree as to the amount of the award that represents lost sales, such dispute shall be subject to arbitration according to Article 14, and the amount in dispute shall be escrowed until resolution of such dispute.

6.3.3. If ADAMIS notifies NEVAGEN that it does not plan to proceed or does not initiate such action or proceeding within (a) ninety (90) days following the notice of alleged infringement or (b) sixty (60) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, NEVAGEN will have the right, but not the obligation, to proceed in NEVAGEN's own name through counsel of NEVAGEN's own choice and at NEVAGEN's own expense. ADAMIS will have the right to be represented by ADAMIS' own counsel (at ADAMIS' own expense) and will cooperate with NEVAGEN in such action or proceeding without compensation.

If NEVAGEN proceeds as described in this Section 6.3.3 and succeeds, each party will be reimbursed for its costs, including disbursements and attorneys' fees, in connection with

such action or proceeding, and NEVAGEN will keep the full amount of any recovery remaining after reimbursement of the parties' costs.

6.4. Infringement of Third Party Intellectual Property. If during the term of this Agreement either party receives any notice, claim or proceedings from any third party alleging infringement of that third party's intellectual property in the Territory by reason of either party's activities in relation to this Agreement or the use and exploitation of NEVAGEN Intellectual Property, the party receiving that notice will:

6.4.1. promptly notify the other party of the notice, claim or proceeding; and

6.4.2. if proceedings are initiated against ADAMIS, NEVAGEN will cooperate with ADAMIS by making available to ADAMIS all information and assistance which ADAMIS may reasonably require in relation to such proceedings. If so requested by ADAMIS, NEVAGEN will participate in such proceedings. ADAMIS will reimburse NEVAGEN for NEVAGEN's reasonable out-of-pocket costs in connection with such participation.

6.4.3. If proceedings are initiated against NEVAGEN, ADAMIS will cooperate with NEVAGEN by making available to NEVAGEN all information and assistance which NEVAGEN may reasonably require in relation to such proceedings. If so requested by NEVAGEN, ADAMIS will participate in such proceedings. NEVAGEN will reimburse ADAMIS for ADAMIS' reasonable out-of-pocket costs in connection with such participation.

6.5. ADAMIS' Consent. There will be no settlement of any dispute with any third party described in Section 6.3 or 6.4 without the mutual agreement of both parties, regardless of whether ADAMIS or NEVAGEN controls such dispute, and regardless of

whether such dispute involves NEVAGEN Intellectual Property or the intellectual property of a third party. Such consent will not be unreasonably withheld.

7. REPRESENTATIONS AND WARRANTIES.

7.1. NEVAGEN Representations and Warranties. NEVAGEN represents and warrants to ADAMIS as follows:

7.1.1 Organization; Power and Authority; Due Authorization. NEVAGEN is a company duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own and conduct its business as it is currently conducted. NEVAGEN has full power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby; and this Agreement has been duly authorized and approved by all necessary and proper action of NEVAGEN.

7.1.2. Enforceability; No Conflict. This Agreement and all other documents to be delivered in connection herewith constitute legal, valid and binding obligations of NEVAGEN, enforceable against NEVAGEN in accordance with their respective terms. Neither the execution and delivery of this Agreement by NEVAGEN, nor the performance of this Agreement or the consummation of the transactions contemplated hereby by NEVAGEN, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of NEVAGEN's organizational or governing documents or any covenant, agreement or understanding to which NEVAGEN is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which NEVAGEN is subject, or constitute a default thereunder, or result in the creation or

imposition of any lien, charge or encumbrance thereunder upon any of the properties or assets of NEVAGEN.

7.1.3. Intellectual Property. NEVAGEN represents and warrants that:

7.1.3.1. NEVAGEN owns all right, title and interest in and to the NEVAGEN Intellectual Property and has the right to grant the license in Section 2 of this Agreement to the NEVAGEN Intellectual Property;

7.1.3.2. to the Actual Knowledge (as defined below) of NEVAGEN, all of the NEVAGEN Patent Rights are in full force and effect; and

7.1.3.2 to the Actual Knowledge of NEVAGEN, there are no third party interferences or any grounds for attacks on the validity of the NEVAGEN Patent Rights.

7.1.4. Compliance with Laws. To the Actual Knowledge of NEVAGEN, NEVAGEN is in compliance with all laws and regulations in the Territory which apply to the use or ownership of the NEVAGEN Intellectual Property.

7.1.5. Disclaimer. Nothing in this Agreement will be deemed to be a representation or warranty by NEVAGEN of the merchantability or fitness for a particular purpose of the NEVAGEN Intellectual Property. NEVAGEN will have no liability whatsoever to ADAMIS, its sublicensees or distributors for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damages assessed, incurred by, imposed on or asserted against, ADAMIS or any other person, arising out of or in connection with or resulting from (a) the production, use or sale by ADAMIS, its sublicensees or distributors of any product, (b) the practice or the use by ADAMIS, its sublicensees or distributors of the NEVAGEN Intellectual Property, or (c) any advertising or other promotional activities by ADAMIS, its sublicensees or distributors with respect to any of the foregoing, other than

injuries, losses, damages or liabilities resulting from the breach of any of the representations and warranties of NEVAGEN in Sections 7.1.1 through 7.1.4 or from the gross negligence or willful misconduct of NEVAGEN in the conduct of its activities.

7.1.6. Actual Knowledge. For purposes of this Section 7.1, "Actual Knowledge" means to the existing knowledge of Maurizio Zanetti without further inquiry.

7.1.7 Disclosure. The parties acknowledge that certain of the NEVAGEN Patent Rights were previously owned by Eurogen Holding SA, a Luxembourg corporation ("Eurogen SA"), and licensed to Eurogen BV, a Netherlands corporation ("Eurogen BV") which in turn sublicensed the NEVAGEN Patent Rights for use in the field of cancer treatment and prevention to COSMO SpA, an Italian corporation ("Cosmo License"). The Cosmo License has been terminated by Eurogen BV, all right, title and interest in and to the NEVAGEN Patent Rights was transferred from Eurogen SA to NEVAGEN, filings are in process with the appropriate patent offices to record the assignment of the NEVAGEN Patent Rights to NEVAGEN, the license granted by Eurogen SA to Eurogen BV has been terminated, and both Eurogen SA and Eurogen BV are in the process of dissolution. NEVAGEN represents and warrants to ADAMIS that none of Eurogen SA, Eurogen BV or NEVAGEN has transferred or granted any right in the NEVAGEN Patent Rights to any person or entity other than as described in this Section 7.1.7. NEVAGEN agrees to complete filings with the appropriate patent offices to record the assignment of the NEVAGEN Patent Rights to NEVAGEN promptly after the parties enter into this Agreement.

7.2. ADAMIS Representations and Warranties. As of the Effective Date, ADAMIS represents and warrants to NEVAGEN that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full

corporate power and authority to own and conduct its business as it is currently conducted. ADAMIS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby; this Agreement has been duly authorized and approved by all necessary and proper action of ADAMIS and/or its shareholders, directors and officers, and this Agreement constitutes the legal, valid and binding obligation of ADAMIS, enforceable against ADAMIS in accordance with its terms. Neither the execution and delivery of this Agreement by ADAMIS, nor the performance of this Agreement or the consummation of the transactions contemplated hereby by ADAMIS, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of ADAMIS' organizational or governing documents or any covenant, agreement or understanding to which ADAMIS is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which ADAMIS is subject, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance thereunder upon any of the properties or assets of ADAMIS. No governmental or other authorization, approval, order or consent is required in connection with the execution and delivery of this Agreement by ADAMIS. ADAMIS has not incurred or agreed to pay any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

7.3. Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT

LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant the success of any study or test performed or product developed by it or on its behalf, or the safety or usefulness for any purpose of the technology it provides hereunder.

8. INDEMNIFICATION.

The parties will indemnify each other as follows:

8.1. Indemnification by NEVAGEN. After the date hereof, NEVAGEN hereby agrees to indemnify and hold ADAMIS and its sublicensees and distributors and their respective directors, officers, employees and agents ("ADAMIS Indemnitees") harmless from and against all damages, losses, liabilities, costs and expenses (hereinafter referred to collectively as "Losses") incurred by any ADAMIS Indemnitee arising out of or resulting from a third party claim resulting from the breach of any representation, warranty, covenant or agreement given or made by NEVAGEN in this Agreement.

8.2. Indemnification by ADAMIS. After the date hereof, ADAMIS hereby agrees to indemnify and hold NEVAGEN and its directors, officers, employees and agents (the "NEVAGEN Indemnitees") harmless from and against all Losses incurred by any NEVAGEN Indemnitee arising out of or resulting from (a) the breach of any representation, warranty, covenant or agreement given or made by ADAMIS in this Agreement and (b) any claim asserted by any third party relating to the development, manufacture, distribution, use or sale by ADAMIS, its sublicensees or distributors of a Product in the Field in the

Territory, except to the extent that any such Losses are due to the gross negligence or willful misconduct of NEVAGEN in the conduct of its activities or the breach of any representation, warranty, covenant or agreement given or made by NEVAGEN in this Agreement.

8.3. Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, INCLUDING ANY ECONOMIC LOSS OR OTHER LOSS OF PROFITS, BUSINESS OR GOODWILL; *provided, however,* that this Section 8.3 shall not be construed to limit either party's indemnification obligations under Section 8.1 or 8.2.

8.4. Conduct Of Claims. Both ADAMIS and NEVAGEN will have the right as an indemnifying party to take over the defense and settlement of the third party claim described in Section 8.1 or 8.2, as applicable, and to require the indemnified party to cooperate in the defense. The indemnified party will have the right to participate in the defense with counsel of its own choosing at its own cost.

9. GENERAL OBLIGATIONS OF THE PARTIES.

ADAMIS and NEVAGEN will each:

9.1. In the exercise of its rights under this Agreement ensure that all activities by or on its behalf will comply with all relevant Directives;

9.2. Inform the other party in writing of any serious (i.e., fatal, life threatening, causing/prolonging hospitalization, causing severe/permanent disability or, related to cancer,

congenital anomaly or overdose) or unexpected adverse event concerning a Product of which it becomes aware;

9.3. Inform the other party in writing within a reasonable period following June 30 and December 31 of each year of any adverse events other than those in Section 9.2 that have occurred during the preceding six (6) month period;

9.4. Promptly notify the other party of any inquiry, contact or communication received from any regulatory or health authority out of the ordinary course of business which relates to the NEVAGEN Intellectual Property, the Products or any portion thereof, and the party receiving such communication will furnish the other party with copies of all written reports, comments and communications relating to the safety or efficacy of the Products or any portion thereof.

10. CONFIDENTIALITY.

10.1. Recipient Party's Obligations. The Recipient Party agrees to:

10.1.1. Use the Confidential Information of the Disclosing Party only for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

10.1.2. Ensure that only those of its directors, officers, employees, consultants and agents who are directly concerned with the carrying out of this Agreement have access to the Confidential Information of the Disclosing Party on a "need to know" basis and are informed of the secret and confidential nature of it and are bound by obligations of confidentiality;

10.1.3. Keep the Confidential Information of the Disclosing Party secret and confidential and, except as permitted under this Section 10, will not directly or indirectly disclose or permit to be disclosed the same to any third party including any consultants for any reason

without the prior written consent of the Disclosing Party; provided, however, that the parties agree that the Confidential Information may be disclosed, with prior written consent, to third parties including any consultants to the extent necessary or desirable in connection with the activities contemplated by this Agreement and in connection with regulatory submissions, and that so long as such third parties are informed of the secret and confidential nature of it.

10.1.4. Neither party grants the other any rights under any of its patents solely by virtue of Confidential Information disclosed under this Agreement, and without an express license grant in writing.

10.2 Exceptions. The obligations of confidentiality and restriction on use under this Section 10 shall not apply to any information which the Recipient Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient Party, generally known or available to the public; (b) is known by the Recipient Party at the time of receiving such information, as evidenced by its records, other than by previous disclosure of the Disclosing Party, or its affiliates, employees, consultants, or contractors; (c) is hereafter furnished to the Recipient Party by a third party who has no obligation of confidentiality, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the Recipient Party without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

10.3 Permitted Disclosures. A Recipient Party may disclose Confidential Information of the Disclosing Party only as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

10.3.1 in the case of ADAMIS ability to disclose Confidential Information of NEVAGEN, filing, prosecuting, or maintaining patent rights as permitted by this Agreement, conducting development and commercialization of Products and making regulatory filings for Products;

10.3.2 prosecuting or defending litigation as permitted by this Agreement;

10.3.3 complying with applicable court orders or governmental regulations; and

10.3.4 disclosure to subcontractors, affiliates, sublicensees and other third parties in connection with due diligence or similar investigations and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such subcontractor, affiliate, sublicensee or third party agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Section 10.

10.3.5 Notwithstanding the foregoing, in the event a Recipient Party is required to make a disclosure of the Disclosing Party's Confidential Information pursuant to Section 10.3.2 or 10.3.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Recipient Party agree to take all reasonable action to avoid disclosure of Confidential Information of the Disclosing Party.

10.4. Ownership of Confidential Information. All Confidential Information disclosed by the Disclosing Party to the Recipient Party will be considered to be and will remain the property of the Disclosing Party. In the event that a court or trustee assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that party, the Recipient Party will promptly notify such court or trustee:

(a) that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and

(b) of the confidentiality obligations under this Agreement to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party's Confidential Information and to ensure that the court or trustee maintains that Confidential Information in confidence in accordance with this Agreement.

10.5. Remedies; Injunctive Relief. The parties understand and agree that remedies in damages may be inadequate to protect the Disclosing Party against any breach of any of the provisions of this Section 10 by the Recipient Party or its employees, directors, officers, consultants, agents or any other person acting in concert with it or on its behalf. Accordingly, the Disclosing Party will be entitled to seek interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach by the Recipient Party of this Section 10.

11. <u>TERM AND TERMINATION.</u>

11.1. Term. This Agreement will commence on the date of its execution and will, unless earlier terminated, continue in force for so long as any claim within the NEVAGEN Patent Rights remains in effect. Upon expiration of this Agreement pursuant to this Section 11.1, ADAMIS shall retain a fully paid up, perpetual, irrevocable license to the NEVAGEN Know-how to manufacture, have manufactured, market, package, warehouse, use sell, offer to sell, have sold, distribute, import into the Territory, export and otherwise dispose of Products in the Field.

11.2. Termination for Material Breach. Should NEVAGEN, in its judgment, believe ADAMIS to have committed a material breach of any material term of this Agreement,

NEVAGEN shall give ADAMIS written notice demanding correction of such breach within ninety (90) days. Should ADAMIS, in its judgment, believe NEVAGEN to have committed a material breach of any material term of this Agreement, ADAMIS may give NEVAGEN written notice demanding correction of such breach within ninety (90) days. Unless any such breach is corrected within said ninety (90) day period, the party that asserted the breach may give written notice to the other party that this Agreement will terminate within thirty (30) days from receipt of such termination notice, unless within said thirty (30) day period the breach is corrected, or correction has begun and is thereafter diligently pursued and completed; provided, however, that if the breach is the subject of an arbitration proceeding, this Agreement will not terminate unless and until a final arbitral award is made authorizing the termination of such Agreement.

11.3. Termination by ADAMIS for Commercial Reasons. In the event ADAMIS, in its reasonable discretion, determines that no Product or any portion thereof performs as intended or that it is not economically or commercially feasible to obtain Regulatory Approval of a Product or to sell a Product, ADAMIS may at any time, without cause, terminate this Agreement, either in its entirety or only such provisions as relate to such unacceptable Product, upon compliance with the following provisions:

(a) ADAMIS will provide at least three (3) months' prior written notice of such termination to NEVAGEN;

(b) ADAMIS shall, upon termination of this Agreement, transfer and assign to NEVAGEN all regulatory filings, data, approvals and related rights and information in ADAMIS' control with respect to the unacceptable Product or all Products, as the case may be, and NEVAGEN shall pay ADAMIS a royalty of 2% of net sales by NEVAGEN or its

licensees or sublicensees of such Product(s) (with such net sales calculated in a manner consistent with Section 1.1.9 and Sections 3.6 and 3.7 applying as if they referred to payments by NEVAGEN to ADAMIS) until reaching a total of (i) the total direct costs incurred by ADAMIS with respect to such Product(s), plus (ii) Ten Million Dollars ($10,000,000), after which no further royalties shall be paid to ADAMIS;

(c) ADAMIS shall return to NEVAGEN the NEVAGEN Intellectual Property then in possession of ADAMIS free of fees.

11.4 **Termination for Bankruptcy.** If ADAMIS becomes bankrupt or any proceeding is commenced to place its business in the hands of a receiver, assignee or trustee in bankruptcy, whether voluntarily or otherwise, and such proceedings are not dismissed within 90 days of the commencement of any such proceeding, then this Agreement will immediately be subject to termination by NEVAGEN, at its option, by giving written notice within three months after such event or the expiration of such 90-day period; provided, however, that, if such proceeding is for the reorganization, but not the liquidation, of ADAMIS, NEVAGEN may not exercise such right of termination so long as ADAMIS has adopted a plan of reorganization within no more than one year of the commencement of such proceeding and is proceeding with implementation of such plan; provided further that NEVAGEN may exercise such right of termination if ADAMIS liquidates or such proceeding converts to a liquidation proceeding. If NEVAGEN terminates this Agreement pursuant to this Section 11.4, notwithstanding any such termination, NEVAGEN will have the right to (a) obtain any and all regulatory filings, data, approvals and related rights and information with respect to the Products, and NEVAGEN shall pay ADAMIS a royalty of 2% of net sales by NEVAGEN or its licensees or sublicensees of such Products (with such

net sales calculated in a manner consistent with Section 1.1.9 and Sections 3.6 and 3.7 applying as if they referred to payments by NEVAGEN to ADAMIS) until reaching a total of (i) the total direct costs incurred by ADAMIS with respect to such Products, plus (ii) Ten Million Dollars ($10,000,000), after which no further royalties shall be paid to ADAMIS; and (b) ADAMIS shall return to NEVAGEN any NEVAGEN Intellectual Property then in ADAMIS's possession free of fees.

11.5. Termination by NEVAGEN. In addition to its rights under Section 11.2, NEVAGEN shall have the right to terminate this Agreement as set forth in Section 5.2 without the additional notice-and-cure period specified in Section 11.2.

11.6. ADAMIS' Obligations upon Termination by NEVAGEN. Upon a termination of this Agreement by NEVAGEN pursuant to this Section 11, ADAMIS will:

(a) deliver to NEVAGEN all NEVAGEN Confidential Information and NEVAGEN Intellectual Property in its power, custody or possession, except that ADAMIS may retain one copy of such NEVAGEN Confidential Information and NEVAGEN Intellectual Property with ADAMIS' Legal Department but for archival purposes only; and

(b) not after the date of termination itself further develop, market or sell the Products (provided that ADAMIS and its sublicensees and distributors may sell any Products then in inventory);

(c) assign to NEVAGEN any existing sublicenses of the NEVAGEN Intellectual Property granted by ADAMIS prior to such termination, which sublicenses shall remain in effect and shall become direct licenses from NEVAGEN on the terms set forth herein.

11.7. NEVAGEN's Obligations upon Termination by ADAMIS. Upon a termination of this Agreement by ADAMIS pursuant to this Section 11, NEVAGEN will

(a) deliver up to ADAMIS all ADAMIS Confidential Information except that NEVAGEN may retain one copy of such ADAMIS Confidential Information with NEVAGEN's Legal Department or attorneys, but for archival purposes only, and (b) if so requested by NEVAGEN, purchase ADAMIS' and, if applicable, its sublicensees' and distributors' inventory of the Products at the manufacturing cost of such products.

11.7. Effect of Termination or Expiration. Termination or expiration of this Agreement for whatever reason will not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination, and, in particular but without limitation, the right to recover damages against the other. The following provisions shall survive any termination or expiration of this Agreement and will remain in full force and effect: Sections 1, 2.5, 2.7, 3.7.1, 3.7.2, 3.7.3, 7.3, 8, 10, 11, 12, 13, 14, 15, 16, 17, 19, 21, 22, 23 and 24. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto. Subject to the immediately preceding sentence, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.8 Rights in Bankruptcy. Notwithstanding anything to the contrary in this Section 11, all rights and licenses granted under or pursuant to this Agreement by a licensor under this Agreement to the licensee under this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that a party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The

parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party that is a licensor of rights under this Agreement under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefor by the other party.

12. ASSIGNMENT.

Except as otherwise provided in this Agreement, neither NEVAGEN nor ADAMIS will without the prior written consent of the other, assign the benefit and/or burden of this Agreement, such consent not to be unreasonably withheld; *provided, however*, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent:

12.1 in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction, intellectual property rights of the third party acquiror in such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

12.2 to an affiliate of such assigning party, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party's successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 12 shall be void.

13. GOVERNING LAW.

The validity, construction and interpretation of this Agreement and any determination of the performance which it requires will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions.

14. DISPUTE RESOLUTION/ARBITRATION.

In the event of any dispute between the parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation and determination of performance of this Agreement and disputes relating to pre-contractual representations, the parties shall, through their respective Chief Executive Officers, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within fifteen (15) days after either party provides notice to the other party that it wishes to invoke such negotiations. If the parties are unable to resolve such dispute through such negotiations, then, except as otherwise provided in this Agreement, and except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by binding arbitration before a single independent and neutral experienced arbitrator selected by mutual agreement of the parties as follows:

14.1. The arbitration will be in accordance with the rules of the American Arbitration Association.

14.2. The arbitration, including the making of the award, will take place in a location to be mutually agreed upon by the parties. Enforcement of any arbitration award will be made through any federal or state court with competent jurisdiction.

14.3 The arbitrator shall have no authority to award punitive or any other type of damages not measured by a party's compensatory damages.

14.4 In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

14.5 Each party shall bear its own attorneys' fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; *provided, however*, that the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators.

14.6 By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

15. WAIVER.

Except as expressly provided in this Agreement, neither party will be deemed to have waived any of its rights or remedies whatsoever howsoever arising including by way of Directive or common law unless the waiver is made in writing and signed by a duly authorized representative of that party. In particular, no delay or failure of any party in exercising or enforcing any of its rights or remedies whatsoever will operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies, nor will any partial exercise or enforcement of any right or remedy by any party preclude or impair any other exercise or enforcement of that right or remedy by that party.

16. ENTIRE AGREEMENT/AMENDMENTS.

16.1. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either party is authorized to make any representation or warranty to the other party not contained in this Agreement, and each party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

16.2. Amendments. No amendment, modification or supplement to this Agreement will be valid unless made in writing and signed by a duly authorized representative of NEVAGEN and a duly authorized representative of ADAMIS.

17. NOTICES.

17.1. Notice Requirements. Any notice to be given pursuant to this Agreement will be in writing and will be delivered by courier.

17.2. Addresses for Notices. Any notice given pursuant to this Agreement will be sent:

If to NEVAGEN:
c/o 1000 East William St., Ste. 204
Carson City, NV 89701

With a copy to:

Robert J. Joyce
Joyce & Joyce, Attorneys At Law, APC
P.O. Box 9056
La Jolla, California 92038-9056

If to ADAMIS:
2658 Del Mar Heights Road
Suite 555
Del Mar, CA 92014

18. COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by the different parties by separate counterparts, each of which when so executed will be an original, and all of which will constitute one and the same instrument. Complete sets of counterparts will be distributed to each party.

19. THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP.

None of the provisions of this Agreement will be deemed to constitute a partnership or joint venture between the parties; neither of the parties will have any authority to bind the other in any way except as provided in this Agreement.

20. PRESS RELEASES.

No public announcement or other disclosure to third parties concerning the terms of this Agreement will be made, whether directly or indirectly, by either party to this Agreement without first obtaining the approval in writing of the other party and agreement in writing upon the nature and text of such announcement or disclosure, except as required by law.

21. JOINTLY DRAFTED AGREEMENT.

This Agreement has been jointly prepared by the parties, and no provision of this Agreement shall be construed against either party as the drafter.

22. SEVERABILITY.

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

23. NO THIRD PARTY BENEFICIARY.

This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it (except as expressly provided in Sections 8.1 and 8.2).

24. FORCE MAJEURE.

Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any

strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 11.2, 11.5, 11.6 and 11.7.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NEVAGEN LLC,

By: [signature]

Name: Dr. Maurizio Zanetti

Title: Managing Member

ADAMIS PHARMACEUTICALS CORPORATION

By: ______________________________

Name: Rand P. Mulford

Title: Executive Vice President

strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 11.2, 11.5, 11.6 and 11.7.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NEVAGEN LLC,

By:________________________

Name: Dr. Maurizio Zanetti

Title: Managing Member

ADAMIS PHARMACEUTICALS CORPORATION

By: [signature]

Name: Rand P. Mulford

Title: Executive Vice President